Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Erica Ettori
Global Communications
Marriott Vacations Worldwide Corporation
407.513.6606
erica.ettori@mvwc.com
Marriott Vacations Worldwide Adds to its Executive Leadership Team and Announces the Promotion of Anthony “Tony” Terry to the position of chief financial officer
Mr. Terry will report to John E. Geller, Jr. who will remain President, Marriott Vacations Worldwide
ORLANDO, Fla. - October 13, 2021 - Marriott Vacations Worldwide Corporation (NYSE: VAC) announces the promotion of Anthony “Tony” Terry to the position of executive vice president and chief financial officer effective October 16. Mr. Terry is a 25-year veteran of the company with deep experience across financial accounting, financial analysis, organizational optimization, and strategic planning and analysis. This appointment demonstrates a continued commitment to leadership development and thoughtful succession planning. As part of this appointment, Mr. Terry will report to John E. Geller, Jr. who will remain President, Marriott Vacations Worldwide, enabling Mr. Geller to fully shift his focus toward long-term growth and business transformation as well as continue his oversight of the Vacation Ownership, Finance & Accounting, Human Resources and Information Technology organizations.
Mr. Terry joined Marriott Vacation Club International, a division of Marriott International, in 1996 as Manager, Financial Accounting and was quickly promoted to roles of increasing responsibility. He had oversight of various financial and business planning functions and then rotated into executive roles covering new product development, brand management and product supply management. Most notably, Mr. Terry led work associated with significant milestones in the company’s growth, including the spin-off of Marriott Vacations Worldwide from Marriott International in 2011. He also supported the $4 billion acquisition of ILG in 2018 through due diligence efforts as well as by leading integration efforts within the Finance & Accounting organizations across the two companies.
“Tony has seen our business grow exponentially and has also experienced our resiliency. Throughout his tenure, his leadership resulted in better products, tools and services for our customers and associates,” said Mr. Geller, President, Marriott Vacations Worldwide. “As we position ourselves for continued innovation and drive growth for our shareholders, owners and associates, I am confident Tony’s unique depth and breadth of experience make him the right person for this role.”
Mr. Terry most recently served as Senior Vice President of Global Operational Finance, where he led a global team responsible for all aspects of Finance and Accounting in support of the company’s Sales and Marketing, Operations, Development, and Rentals organizations within the Company’s Vacation Ownership segment. He partnered with business leaders, providing financial support and a strategic perspective designed to drive the overall financial results of the Company that maximized profitability and growth. Prior to joining the company, Mr. Terry worked at The Walt Disney Company and at Arthur Andersen LLP. He holds a Bachelor of Science degree in Accounting from Florida State University and has attended various executive leadership programs, including the Wharton School of Business Executive Development Program and Marriott International’s Lodging Leadership Program.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has nearly 120 resorts and over 700,000 Owners and Members in a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs comprised of nearly 3,200 resorts in over 90 nations, as well as management of more than 160 other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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